UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [_]   Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to ss.240.14a-12

                           THE PHOENIX COMPANIES, INC.
                           ---------------------------
              (Name of the Registrant as Specified In Its Charter)

                           OLIVER PRESS PARTNERS, LLC
                           OLIVER PRESS INVESTORS, LLC
                               AUGUSTUS K. OLIVER
                                 CLIFFORD PRESS
                            DAVENPORT PARTNERS, L.P.
                                JE PARTNERS, L.P.
                         OLIVER PRESS MASTER FUND, L.P.
                                  JOHN CLINTON
                                  CARL SANTILLO
                         ------------------------------
   (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies: N/A
         (2) Aggregate number of securities to which transaction applies: N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
         (4) Proposed maximum aggregate value of transaction: N/A
         (5) Total fee paid: N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid: N/A
         (2) Form, Schedule or Registration Statement No.: N/A
         (3) Filing Party: N/A
         (4) Date Filed: N/A


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          Oliver Press Partners, LLC ("Oliver Press"), together with the persons and entities named on the cover of this Schedule 14A, is filing materials contained herein with the Securities and Exchange Commission (the "SEC") in connection with the 2008 annual meeting of stockholders (the "Annual Meeting") of The Phoenix Companies, Inc. Oliver Press intends to file a preliminary proxy statement with the SEC with respect to the solicitation of proxies to elect three director nominees at the Annual Meeting.

          Item 1. On February 7, 2008, Oliver Press issued the following press release:


For Immediate Distribution



                        OLIVER PRESS PARTNERS COMMENTS ON

                        THE PHOENIX COMPANIES ANNOUNCMENT

    ------------------------------------------------------------------------


NEW YORK, NY, February 7, 2008 - Oliver Press Partners, LLC, a New York based investment management firm whose funds own approximately 5% of The Phoenix Companies, Inc.'s (NYSE:PNX) common stock, issued the following statement in relation to Phoenix's announcement this morning that it intends to spin off its asset management subsidiary, Phoenix Investment Partners ("PXP"), to Phoenix's shareholders.

"We are gratified that the views of leading shareholders have finally convinced the Phoenix Board to pursue the first step in our value recovery plan. We are convinced that with the unsuccessful diversion into Asset Management now out of the way, the opportunity is at hand to correct the core issues that have resulted in the declining ratings and low ROE of this company - inefficient capital allocation in the closed book, and excessive cost and overhead structure. We believe that the election of the three nominees that we have recommended at the upcoming annual meeting on May 2, 2008 will best ensure the successful completion of this value recovery program."

About Oliver Press Partners, LLC
Oliver Press Partners, LLC was founded in 2005 by Augustus K. Oliver and Clifford Press and manages several investment funds including, Davenport Partners, L.P., JE Partners, L.P. and Oliver Press Master Fund, L.P.


ADDITIONAL INFORMATION

Oliver Press Partners, LLC ("Oliver Press"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying white proxy card to be used to solicit votes for the election of its slate of director nominees at the 2008 annual meeting of stockholders of The Phoenix Companies, Inc., a Delaware corporation (the "Company").

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE 2008 ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THESE MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV.

In addition, stockholders may receive without charge a proxy statement, white proxy card and related materials from Oliver Press as soon as they are available. Requests for copies should be directed to MacKenzie Partners, Inc. by
calling       Toll-Free       800-322-2885       or      by       email       at
phoenixproxy@mackenziepartners.com.


CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are anticipated to be Oliver Press, Oliver Press Investors, LLC ("OPI"), Augustus K. Oliver, Clifford Press, Davenport Partners, L.P. ("Davenport"), JE Partners, L.P. ("JEP"), Oliver Press Master Fund, L.P. ("OPM"), John Clinton and Carl Santillo (collectively, the "Participants"). As of February 6, 2008, Davenport beneficially owned 76,860 shares of common stock of the Company (the "Shares"), JEP beneficially owned 4,908,375 Shares and OPM beneficially owned 702,971 Shares, constituting in the aggregate approximately 4.98% of the outstanding Shares. OPI is the general partner of Davenport, JEP and OPM. Oliver Press is the investment advisor to each of Davenport, JEP and OPM. Augustus K. Oliver and Clifford Press are each managing members of Oliver Press and OPI. By virtue of these relationships, Oliver Press, OPI, and Messrs. Oliver and Press may be deemed to beneficially own the 5,688,206 Shares collectively owned by Davenport, JEP and OPM. Currently, Messrs. Clinton and Santillo each own 10,000 Shares. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, they are each deemed to beneficially own the 5,688,206 Shares owned by Davenport, JEP and OPM, and together with their 20,000 Shares the aggregate ownership would constitute approximately 4.99% of the outstanding Shares.


Contacts:                                           For Investors and Analysts:
Oliver Press Partners, LLC                          MacKenzie Partners, Inc.
Augustus K. Oliver                                  Larry Dennedy
Managing Member                                     (212) 929-5239
(212) 277-5654
goliver@oliverpressllc.com                          OR
OR                                                  Daniel Burch
Clifford Press                                      (212) 929-5748
Managing Member
(212) 277-5635
cpress@oppllc.com


Sard Verbinnen & Co.
David Reno/Stephanie Pillersdorf
(212) 687-8080